AMERICAN FINANCIAL HOLDING, INC .
                                  P.O. BOX 683
                         225 SOUTH 200 WEST, SUITE 302
                          FARMINGTON, UTAH 84025-0683

                                 July 17, 1995


Mr. Raymond L. Punta
2147 Ridgewood Way
Bountiful, Utah 84010

     Re:  Purchase of Condominium

Dear Mr. Punta:

     This shall confirm the understanding of American Financial Holding, Inc. (the "Company"), respecting the residential condominium located at 2147 Ridgewood Way, Bountiful, Utah, in which you reside and which was purchased by the Company in May 1992, on the terms and conditions reflected in the attached settlement sheet. Generally, the total purchase price was $106,000, of which $27,000 was paid in cash and the balance of approximately $79,000, together with interest at 10.5% per annum, is due in payable in equal monthly installments of $722, including required reserves, with the entire unpaid balance due on or before July 1995, now extended to July 1997.

     This shall confirm that you are responsible for all monthly payments on the condominium, including the monthly $722 payment referred to above, homeowners' association fees, taxes, insurance, maintenance, and the like. To the extent that any of such items are advanced by the Company, such advances shall constitute a loan to you and shall be repayable upon demand.

     In consideration of the foregoing, you shall have the right to purchase the condominium from the Company upon the reimbursement to it of all out-of-pocket expenditures incurred in connection with the purchase and ownership of such condominium. On such purchase and reimbursement to the Company, the Company will convey to you its title to the condominium, subject to any existing encumbrance. If you do not exercise this right to purchase the condominium prior to December 31, 1998, the Company will thereafter be free, at its sole discretion exercisable on 30-days' prior written notice to you, to sell the condominium to such third party on such terms and conditions as it may deem appropriate. Your failure to purchase the condominium or its sale by the Company to another party shall not relieve you of the obligation for the above monthly purchase installment, homeowners' association dues, taxes, insurance, maintenance, and similar payments for so long as you reside in the condominium. In the event you do not exercise your right to purchase, all payments theretofore made by you (both directly or on your behalf) shall be deemed rental payments, and you shall have no right or clam for reimbursement thereof from the Company.

     If the foregoing accurately sets forth your agreement with the Company, please so indicate by signing on the space provided therefor on the copy of this letter and returning it.

                              AMERICAN FINANCIAL HOLDING, INC.



                              /s/ Kenton L. Stanger, President



ACCEPTED AND AGREED:



/s/ Raymond L.Punta